UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

INTELBAHN INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52560
(Commission File Number)

98-0441419
(IRS Employer Identification No.)

314 – 837 West Hastings Street, Vancouver, BC V6C 3N6
(Address of principal executive offices and Zip Code)

604-642-6410
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 15, 2010, we entered a purchase agreement (the “Agreement”) with JayHawk Energy Inc., for the purchase of a coal seam natural gas property called the Uniontown Project located in Bourbon County, Kansas for a total of $125,000. The property is located in the Cherokee Basin, which straddles Kansas, Missouri, Arkansas and Oklahoma. The property size is about 45,000 gross acres.

The execution of the Agreement follows a letter of intent (the “LOI”) we entered with JayHawk on October 12, 2010 setting out the intended terms of Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 12, 2010, Christine Kilbourn and Mauro Baessato resigned their executive positions with our company and on October 28, 2010 they resigned as members of our Board of Directors. Their resignations were not a result of any disagreements with our company.

On October 12, 2010, Mr. Jurgen Wolf was appointed as President, Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors of our company. Mr. Wolf has been involved in the oil and gas industry and management of public companies for more than 15 years. He was educated in Germany and immigrated to Canada in 1953. From 1958 to 1982 he operated and owned pre-cast concrete factories in Calgary and Vancouver, and from 1982 to 2002 he operated and owned J.A. Wolf Projects, Ltd., a commercial construction company. Mr. Wolf was President and a director of US Oil and Gas Resources Inc., which amalgamated to form Odyssey Petroleum Corp. in 2005. Mr. Wolf is a director of several public companies. Mr. Wolf’s experience in the oil and gas industry and with publicly listed companies is the reason we appointed him to our board of directors.

On October 28, 2010, Mr. Wolf resigned from all officer and director positions with our company. His resignation was not a result of any disagreements with our company.

On October 12, 2010, Mr. Marshall Diamond-Goldberg joined our company as Technical Advisor, Secretary and a member of our Board of Directors. Mr. Diamond-Goldberg is a seasoned geologist with over 25 years experience and expertise in the oil and gas arena. His extensive working knowledge and particular focus in the Williston Basin serve as a great asset to any oil & gas companies current business initiatives. Mr. Diamond-Goldberg’s most recent positions included President of Strand Resources, Ltd., which was sold earlier this year. Additionally, he was co-founder of Trend Energy, Inc., which was sold in 2004. He was also a co-founder and President of Manhattan Resources, Ltd., which ultimately became a part of Fairborne Energy Trust. Prior to the above, Mr. Diamond-Goldberg held senior geological posts with Imperial Oil Resources, Ltd., Texaco Canada Resources, Ltd., Tiber Energy Corporation and Suncor Energy, Ltd. His contributions have been instrumental in assisting companies from startup levels, through the drill bit, to point of sale. Mr. Diamond-Goldberg’s experience with publicly listed companies is the reason we appointed him to our board of directors.

On October 28, 2010, Mr. Terry Fields was appointed President, Chief Executive Officer and Chief Financial Officer and member of the Board of Directors of our company.

Mr. Fields' business career spans more than 40 years in both the public and private sectors. After graduating from the University of California in Los Angeles (UCLA) and having received his Bachelor of Science Degree in 1965, he attended Loyola University School of Law in Los Angeles where he was Student Body President, earning the prestigious Loyola University School of Law Alumni Award and the American Bar Association Silver Key Award for Excellence.

He obtained his Doctorate of Law Degree (J.D.) in 1968 and was admitted to the California State Bar in 1969. He engaged in trial law for fifteen years, subsequently specializing in Business and Corporate Law with an emphasis on finance and resource, both domestic and international.

Mr. Fields has been involved in the oil and gas sector throughout his career. He is currently President and majority shareholder of Spirit Holding Inc., a private company, holding a 35% interest in twenty-five wells on +1,000 acres in central Texas. Mr. Fields is a consultant and equity owner of Gibraltar Energy Group LLC, which holds large oil and gas interests in Michigan and Kentucky. For the past 25 years, Terry has provided legal counsel to the President of United Energy Corp. (UNRG.OB) which is involved in all phases of the oil industry internationally. Mr. Fields holds an equity position in United Energy Corp as well. Mr. Fields’ experience in the oil and gas industry is the reason we appointed him to our board of directors.

Our Board of Directors currently consists of Mr. Terry Fields and Mr. Marshall Diamond Goldberg.

Our Principal Executive Officers are currently Mr. Terry Fields, our President, CEO and CFO, and Mr. Marshall Diamond-Goldberg, our Secretary.

There are no family relationships between any of our directors or executive officers. There have been no transactions between our company and Mr. Fields, Mr. Wolf or Mr. Diamond-Goldberg since our last fiscal year which would be required to be reported herein.

Item 9.01 Financial Statements and Exhibit

Exhibit No.	Description
10.1	Purchase and Sale Agreement – Intelbahn Inc. and JayHawk Energy Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELBAHN INC.

/s/ Terry Fields

Terry Fields President, CEO, CFO and Director

Date: December 14, 2010